EXHIBIT 2.2
                           AMENDMENT TO
                     STOCK EXCHANGE AGREEMENT

     This amendment (the "Amendment") to the Stock Exchange Agreement (the "Agreement"), is entered into as of this 9th day of April, 2004, by and among Comet Technologies, Inc., a Nevada corporation (hereinafter referred to as "Comet"); Town House Land Limited, a company organized in the Hong Kong Special Administrative Region in The People's Republic of China ("Town House") and the persons listed on Schedule 1(a) to the Agreement, being all of the equity registered capital of Town House (the "Town House Shareholders"), as follows:

     1. Sections 1.1 and 1.2 of the Agreement shall be amended by deleting the 13,800,667 shares referenced in said Sections (as the number of shares to be received by the shareholders of Town House), and inserting in lieu thereof, the number of 18,390,000 post-split shares.

     2.  Section 1.3 is amended as follows:

         1.3 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date"), within the five-day period commencing with the last to occur of the following: the Comet shareholders' meeting pursuant to Section 5.1; provided however, that the Closing shall in no event be after May 31, 2004, unless extended in writing by the parties.

     3. Schedule 1(b) will be amended as set forth in Exhibit "A" to this Amendment, to reflect the issuance of 18,390,000 shares to the shareholders of Town House.

     4. Town House hereby represents that it has the authority to execute this Amendment on behalf of the Town House Shareholders who are listed on
Schedule 1(a) to the Agreement.

     5. Except as amended or modified above, the Agreement will remain unchanged.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

                              COMET TECHNOLOGIES, INC.

ATTEST:                        /s/ Jack M. Gertino
                               Jack M. Gertino, Secretary

                              TOWN HOUSE LAND LIMITED

                               By: /s/ Fang Zhong
                               Fang Zhong, President